Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE OF CLAIMS

This Confidential Separation Agreement and Release of Claims (this “Agreement”) is entered into as of the date last written below by and between Real Goods Solar, Inc. (the “Company”) and Erik Zech (“Executive”). The Company and Executive are sometimes hereinafter referred to, collectively, as the “Parties” and each, individually, as a “Party.” The Parties hereby agree as follows:

1. Separation from Employment; Benefits. Executive’s employment with the Company is terminating effective March 31, 2012 (the “Separation Date”). Executive will be paid for all base salary earned through the Separation Date, together with all accrued but unused paid time off as of the Separation Date. For the period subsequent to the Separation Date, Executive may be eligible to elect continued group health and dental insurance coverage pursuant to the federal law known as COBRA. Notification of Executive’s COBRA rights will be sent under separate cover. Effective on the Separation Date, Executive’s entitlement to or participation in any and all other Company benefits, benefit plans, policies or programs shall cease, except as expressly set forth herein.

2. Severance Payment. If Executive signs and does not revoke this Agreement, the Company will continue to pay Executive for a period of five (5) weeks at his current annual base salary rate, less applicable tax deductions and withholdings (“Salary Continuation”). The Salary Continuation will be paid in accordance with the Company’s customary payroll practices, commencing on the first regular payroll date following expiration of the Revocation Period described in Paragraph 11 below. Executive acknowledges and agrees that the Salary Continuation is being provided in exchange for his assent to the terms of this Agreement and is not an amount to which he is otherwise entitled.

3. Release of Claims. Executive, on behalf of himself and his spouse, heirs, children, successors, current and former agents, representatives, executors, beneficiaries, administrators, trustees, attorneys and assigns, voluntarily releases and discharges the Company and each of its predecessors, successors, subsidiaries, investors and current and former assigns, agents, officers, partners, members, directors, shareholders, employees, investors, consultants, representatives, insurers, attorneys, affiliates, and any other related entities, and all persons acting by, through, under, or in concert with any of them (any and all of which are referred to as “Releasees”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, causes of action, damages, losses, expenses, and debts of any nature whatsoever, known or unknown (“Claims”), which Executive has, claims to have, ever had, or ever claimed to have had in his role as an employee against Releasees through the date last written below. This general release of Claims includes, without implication of limitation, all Claims relating to Executive’s employment and separation from employment with the Company; all Claims relating to Executive’s positions and duties with the Company; all Claims of discrimination, harassment and retaliation prohibited by any federal, state, or local statute, regulation, or ordinance, including without implication of limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and any similar applicable federal, state or local laws; all Claims for breach of contract or wrongful terminations and all other statutory or common law employment related Claims. Executive also waives any

Claim for reinstatement, attorneys’ fees, interest, or costs, and all Claims for wages, bonuses, severance, equity or other compensation, provided that this Agreement shall not be construed to impair Executive’s rights under this Agreement. Additionally, nothing in this Agreement shall be interpreted to prohibit Executive from filing a discrimination claim with any anti-discrimination agency, or from participating in a discrimination investigation or proceeding conducted by any such agency. However, by signing this Agreement, Executive acknowledges that he is waiving any and all rights to money damages and any other relief that might otherwise be available should he or any other entity pursue claims against the Releasees.

4. Non-Filing of Complaint or Charges. Executive represents that he has not filed any complaint or charge against any of the Releasees with any local, state or federal agency or court, or assigned any of the released Claims to any third party.

5. Return of Information and Property. Executive represents and warrants that he has either returned or will return to the Company on or before the Separation Date any and all Company property requested by the Company and Company documents. Executive further agrees that on and after the Separation Date, he will not for any purpose attempt to access or use any the Company computer or computer network or system, including its servers and electronic mail system, unless at the done at the Company’s request. Executive also represents that he has left intact all of the Company’s electronic files, including those that he developed or helped develop during his employment with the Company.

6. Confidentiality. Executive agrees to keep the existence, terms, and amount of this Agreement completely confidential, and not to disclose any such matters to anyone, in words or in substance, except as set forth in this paragraph. Notwithstanding the foregoing, Executive may disclose such matters (a) to immediate family members, attorneys and/or accountants, provided, that he shall first obtain any such person’s agreement to keep any such matters completely confidential and not to disclose any such matters to anyone; and (b) to the extent required by law or to the extent necessary to enforce his rights under this Agreement.

7. Cooperation. Executive agrees that upon request by the Company (and only upon such request), he shall provide, at mutually agreeable times and in reasonable amounts, assistance to and cooperation with the Company in order to ensure a smooth transition of his duties and responsibilities. Executive further agrees to cooperate fully with the Company in the defense or prosecution of any threatened or actual claims or actions which may be brought by, against or on behalf of the Company or its predecessors, subsidiaries, affiliates or any of their current or former partners, investors, agents, employees, officers, or directors and which relate to events or occurrences that transpired or are alleged to have transpired during his employment or affiliation with the Company or its predecessors. Such cooperation shall include, without implication of limitation, being available to meet at mutually agreeable times with the Company’s counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company.

8. Non-Disparagement. Executive agrees not to make any statement, written or oral, which disparages the Company or any of its services, subsidiaries, affiliates, shareholders, investors, partners, members, directors, officers, employees, or agents. Executive further agrees not to make any statement or take any action which has the intended or foreseeable effect of harming the Company. For their part, the officers and directors of the Company likewise agree not to make any statement, written or oral, to any third party which disparages Executive.

Nothing in this Section or in Sections 6 or 7 herein shall prohibit or bar the Parties from providing truthful testimony in any legal proceeding, communicating with any governmental agency or representative, or from making any truthful disclosure required by law; provided, that in the event of such a disclosure, the Parties agree to provide advance written notice to the other Party of his/its intent to make such disclosures and provided that best efforts will be used by all Parties to ensure that this Section and Sections 6 and 7 are complied with to the maximum extent possible. Moreover, nothing herein shall prevent Executive from participating in any proceeding before any federal or state administrative agency to the fullest extent permitted by applicable law, provided that he will be prohibited to the fullest extent authorized by law from obtaining monetary damages and any other relief in any agency proceeding in which he does so participate.

9. Further Assurances. The Parties agree to execute, acknowledge (if necessary), and deliver such documents, certificates or other instruments and take such other actions as may be reasonably required from time to time to carry out the intents and purposes of this Agreement.

10. Remedy for Breach. Executive understands and agrees that a breach of Sections 4, 5, 6, 7 and/or 8 herein would result in irreparable harm to the Company, that money damages would not provide an adequate remedy, and, therefore, that in addition to any other rights that the Company may have, it shall have the right to specific performance and injunctive relief in the event of a breach any of those Sections of this Agreement. In addition, in the event of a violation of this Agreement, the Company shall be entitled to recover its attorney’s fees and costs incurred in connection with any efforts to enforce its rights under this Agreement.

11. Voluntary Waiver and Acknowledgement. Executive acknowledges that he has had the opportunity to consult with the attorney of his choice in connection with executing this Agreement, and that he has been given the opportunity, if so desired, to consider this Release for forty-five (45) days before executing it. If Executive does not sign this Agreement and return it to Melinda Hall, Human Resources Consultant, Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027, so that it is received within forty-five (45) days of the Separation Date, it will not be valid. Any violation of this Agreement during the 45-day period shall also invalidate this offer. In the event that Executive executes this Release within less than 45 days, he acknowledges that such decision was entirely voluntary and that he had the opportunity to consider this Release for the entire 45-day period. Any change to this Agreement, whether material or otherwise, will not re-start this 45-day period.

The Parties acknowledge that, for a period of seven (7) days from the date that Executive signs this Agreement (the “Revocation Period”), he will retain the right to revoke this Agreement by written notice to Melinda Hall, Human Resources Consultant, Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027, received before the end of the Revocation Period, and that this Agreement will not become effective or enforceable until the expiration of the Revocation Period.

Executive agrees that he has carefully read and understands all of the provisions of this Agreement, and that he is voluntarily entering into this Agreement. Executive further represents and acknowledges that in executing this Agreement, he is not relying and has not relied upon any representation or statement made by any of the Releasees with regard to the subject matter, basis or effect of this Agreement.

12. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the Parties regarding the matters set forth herein and supersedes any prior communications, agreements and understandings, written or oral, with respect to the matters set forth herein.

13. Other Terms. This Agreement may be modified only by a written agreement signed by Executive and an authorized officer of the Company. The waiver by any Party of a breach of this Agreement shall not operate or be construed as a waiver of any subsequent breach. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. This Agreement shall be governed by and construed in accordance with the laws of the state of Colorado without regard for the conflict of laws principles thereof. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the Parties. This Agreement is not, and shall not be construed to be, an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by Executive or any of the Releasees. If any provision of this Agreement is deemed invalid, the remaining provisions shall not be affected and shall be enforced to the maximum extent permitted by law. This Agreement shall be binding upon and inure to the benefit of the Parties’ successors and assigns, except that Executive’s obligations herein are personal and may not be assigned.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date last written below.

/s/ Erik Zech		March 31, 2012
Erik Zech		DATE

REAL GOODS SOLAR, INC.

By:	/s/ John Jackson	March 31, 2012
	John Jackson, VP	DATE

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